Exhibit c-45







                 MASTER RAILCAR LEASE

         THIS MASTER RAILCAR LEASE ("Agreement") is made as of May 2, 2001 between THE CIT GROUP/EQUIPMENT
FINANCING, INC., a Delaware corporation ("Lessor"), and
KANSAS CITY POWER AND LIGHT COMPANY, a Missouri corporation ("Lessee").

         1.   SCOPE OF AGREEMENT

              A. Agreement to Lease. Lessor and Lessee agree to lease the railroad Cars (herein referred to collectively as the "Cars" and individually as a "Car") described in the Schedules executed pursuant hereto by Lessor and Lessee from time to time, or otherwise delivered to and accepted by Lessee.

              B. Schedules Control. Each Schedule shall incorporate therein all of the terms and conditions of this Agreement and shall constitute a part of this Agreement to the same extent as if the provisions hereof were set forth in full therein; provided that the terms of any Schedule shall control, as to Cars on such Schedule, over any inconsistent terms elsewhere in this Agreement.

              C. Definitions. All capitalized terms
which are not defined herein are defined in Rider A attached hereto and made a part hereof ("Rider A").

          2.  TERM

              This Agreement shall remain in full force until terminated as to all Cars on all Schedules. The lease term (the "Lease Term") with respect to any Car shall commence on the date set forth on any Schedule
("Lease Commencement Date") and shall expire on the later to occur of the Expiration Date or the date on which all the Cars are returned to and accepted by Lessor as set forth on the applicable Schedule.

          3.  RENT

              A. Rent Payable. Lessee shall pay Lessor rent as set forth on each Schedule at such place as Lessor may designate to Lessee. All rent and other amounts payable hereunder shall be paid without notice or demand and without counterclaim, deduction, reduction or setoff of any kind whatsoever other than amounts payable pursuant to Section 4 hereof as to which a good-faith dispute exists, which amounts need not be paid prior to a resolution of such dispute by the parties hereto.

              B. Overdue Payments. If Lessee has not
paid rent or other amounts payable hereunder for a period of longer than ten (10) days from due date, Lessee shall pay Lessor, as additional rent, interest on such unpaid sum from its due date to the date of payment by Lessee at a rate equal to one and a half percent (1.5%) per month or the maximum rate permitted by law, whichever is less.

              C. Holdover Rent. Until any Car is
returned to, and accepted by Lessor, pursuant to
Section 11, Lessee shall continue to pay rent for such Car and to comply with all other payment and other obligations under this Agreement as though such expiration or other termination had not occurred. If thirty (30) days after the Expiration Date, Lessee has not returned any Car, Lessor may charge, and Lessee shall pay Lessor upon demand, 150% of the rent in effect immediately prior to expiration or termination of the Lease Term of such Car. Such additional charge will not take effect without ten (10) days prior written notice by Lessor. Nothing in this Section shall give Lessee the right to retain possession of any Car after expiration or other termination of this Agreement with respect to such Car.



         4.   MAINTENANCE

              A. Lessee shall promptly notify Lessor
upon receipt by Lessee of knowledge of any damage to any of the Cars. Lessor, at its expense, shall arrange for the performance of all Maintenance and repair of the Cars, except as hereinafter provided. Lessee shall not repair, or authorize the repair of, any of the Cars without Lessor's prior written consent, except that running repairs (as specified in the Interchange Rules) may be performed without prior written consent. The amount paid for such running repairs shall not be in excess of the basis, in effect at the time the repair is made, provided by the AAR. If any Car becomes unfit for service and shall be held in a Car shop for repair and shall remain therein for a period in excess of five days, Lessee shall receive a credit for the rental with respect to such Car after such period of five days until such Car is released from the shop or until another Car shall have been placed in the service of Lessee by Lessor, provided that Lessee notified Lessor prior to routing the Car to shop upon instructions of Lessor. If any Car is in shop for Lessee Maintenance
Items there will be no rent credit.

                  (i)   It is understood that "Lessee
Maintenance Items", as defined in each Schedule, shall include (a) specialty items specified in any Schedule
(b) damage while in Lessee's or Lessee's shipper or consignee's possession, custody & control, and (c) damage or corrosion occurring from use other than permitted under this Agreement.

              B. Replacement Parts.  Any and all
changes or replacements or additions to any Car or part thereof made by Lessee shall constitute accessions to such Car and, without cost or expense to Lessor, title thereof shall be immediately vested in Lessor.

              C. Reporting Marks.  No lettering or
marking of any kind shall be placed upon any of the Cars by Lessee except with the prior written consent of Lessor.

              D.  Mileage Allowances.  Lessee agrees to
keep records pertaining to the movement of the Cars, and Lessee agrees to promptly furnish Lessor with complete reports of the Car movements, upon request, including dates received, loaded and shipped, commodity, destination, and full junction routing and any other mileage information which Lessee may receive from railroad companies or other sources which may be of use to Lessor. Lessor shall collect the mileage earned by the Cars, and subject to all rules of the tariffs of the railroads, Lessor shall remit to Lessee such mileage as and when received from the railroads.

              E. Railroad Charges. Lessee agrees to
reimburse Lessor for any payment Lessor may be required to make to any railroad, due to mileage equalization where applicable, resulting from excess empty mileage incurred by the Cars on such railroad. For the purpose of this Section the railroad mileage and junction reports shall be prima facie evidence of the facts reported therein. In addition, if Lessor is required to make any payments to a railroad resulting from the empty movement of any of the Cars while they are in Lessee's service, Lessee agrees to reimburse Lessor for such payments.

              Lessee shall be liable for any demurrage, track storage or detention charges imposed in connection with any of the Cars as well as loss of or damage to any Car while on any private siding or track or on any private or industrial railroad or in the custody of any carrier not subject to the Association of American Railroads Rules for Interchange.

              F. Load Limits. Lessee agrees not to load any of the Cars in excess of the load limit stenciled thereon.


         5.   INSPECTION

         Lessee shall permit Lessor or its agents reasonable access during normal business hours to examine the Cars wherever located or Lessee's records relating to the Cars.

          6.  INSURANCE

              A. During the Lease Term of this
Agreement, Lessee shall keep or cause to be kept with insurance companies acceptable to Lessor, comprehensive general liability insurance, including products liability and contractual coverage for the liabilities assumed herein, including bodily injury, death, and property damage in a combined single limit of not less than $10,000,000.00 per occurrence. Lessee shall provide to Lessor concurrently with the execution hereof and within 30 days prior to each policy expiration or replacement thereof, original signed certificates of insurance with such information included as Lessor may reasonably request to evidence
Lessee's compliance.

              B. In the event any Car is not covered by the insurance described in Section 6A hereof, Lessor shall have the right, at its option, to purchase coverage and recover all premiums for such insurance from Lessee, and/or declare this Agreement in default and proceed in accordance with Section 10 hereof.

              C. All insurance shall name Lessor as an additional insured in respect of risks arising out of the condition, maintenance, use or ownership of the Cars and shall provide that losses, if any, shall be payable to Lessor as its interest may appear.

              D. All insurance maintained pursuant to
this Section shall provide that: (1) the insurer thereunder waives all rights of subrogation against Lessee or Lessor, (2) thirty (30) days prior written notice of expiration, modification or termination shall be given to Lessor, and (3) any other insurance maintained by Lessor shall not be contributory or have the effect of suspending, impairing, invalidating or reducing the coverages required to be provided and maintained by Lessee.

          7.  TAXES

              A. Lessor agrees to assume responsibility for and to pay all Property Taxes levied upon the Cars and to file all Property Tax reports relating thereto.
Lessee represents that it is exempt from, however agrees to assume responsibility for and to pay all applicable state, city, county or province sales, use or similar taxes, if any, found due resulting from the Agreement or use of the Cars and to indemnify Lessor for any payments of such sales, use or similar taxes
Lessor may be required to pay. Lessee shall have no liability with respect to Federal, state or local taxes on or measured by Lessor's net income, capital or net worth. These obligations survive the expiration or earlier termination of any Schedule and this Agreement.
              B. The obligation of Lessee under this
Section 7 shall survive the expiration or other termination of this Agreement.

              C. If Lessee is required to withhold any tax including any assessed penalties or other amount for any amount payable to Lessor pursuant to this Agreement Lessee shall pay an additional amount sufficient to enable Lessor to receive and retain, after such withholding (including withholding from such additional payment), an amount equal to the amount
Lessor would have received if such withholding had not been required.


              D. If a written claim is made against
Lessor for any Imposition of sales. use or similar taxes for which Lessee may be required to indemnify
Lessor, Lessor shall notify Lessee in writing of such claim, but the failure to so notify Lessee shall not affect any obligation of Lessee unless such failure precludes Lessee's right to contest such claim. If requested by Lessee in writing within 30 days after notification, and upon determination that the amount of the claim exceeds $15,000 and that the action to be taken will not, as determined in good faith by Lessor, result in any material danger of the sale, forfeiture or loss of, or the creation of any Lien on the Cars.
Lessor shall contest (or, in its sole discretion, allow
Lessee to contest) such claim, provided that (i) Lessee shall have agreed to reimburse Lessor on demand for all reasonable out-of-pocket expenses incurred by Lessor for the purpose of conducting the contest, (ii) before Lessor commences any judicial action, Lessee shall acknowledge its obligation to indemnify Lessor for the amount of the Imposition in controversy if the contest is unsuccessful, (iii) Lessee provides and pays for an opinion of independent tax counsel mutually acceptable to Lessee and Lessor that there is a reasonable basis for the contest, (iv) if Lessor decides to initiate such contest by paying the Imposition claimed and claiming a refund thereof, Lessee shall have advanced to Lessor the amount of such Imposition on an interest-free basis (except for any interest paid to Lessor as part of a refund) and shall have agreed to indemnify
Lessor for any adverse tax consequence of such interest-free loan.

          8.  CASUALTY CARS

              A. In the event any Car is destroyed, the rental with respect to such Car shall terminate upon receipt by Lessor of written notification of such casualty by the Lessee or the party responsible for such destruction. Lessor shall be entitled to receive
Settlement Value for any Car destroyed. In the event any Car is reported to be bad ordered, Lessor may, at its discretion, either repair such Car or substitute another Car of the same type and capacity. If a substitute Car is not offered to the Lessee, and Lessor elects to repair the bad ordered Car, such Car shall be repaired as quickly as reasonable and upon completion of such repair shall be promptly returned to Lessee for the duration of the Lease Term. The rental with respect to a substituted or repaired bad ordered Car shall commence upon delivery of such Car to Lessee.

              B. In the event that any of the Cars, or the fittings, appliances or appurtenances thereto, shall be damaged, ordinary wear and tear excepted, or destroyed either as a result of the acts of a Lessee's employees, agents or customers or from any commodity or other material loaded therein or thereon, Lessee agrees to assume financial responsibility in accordance with Interchange Rules for such damage or destruction.

              C. Lessor shall not be liable for any
loss of or damage to commodities, or any part thereof loaded or shipped in or on the Cars, and Lessee agrees to assume financial responsibility for, to indemnify
Lessor against, and to save it harmless from any such loss or damage.

          9.  POSSESSION AND USE

              A. Lessee shall (i) use the Cars solely
for the purpose for which the Cars are intended as specified in the applicable Schedule and (ii) comply with all government laws, regulations, requirements and rules including, but not limited to the Interchange
Rules and the rules of the FRA with respect to the use and operation of each Car.

              B. Lessee shall not, directly or
indirectly, (i) encumber or dispose of any Car or any part of any Car or permit any lien or encumbrance to be entered or levied upon any Car or this Agreement;

         (ii) alter or modify in any way the physical structure of the Car; (iii) use or permit the Cars to be used or maintained outside the United States for greater than a temporary or incidental use; (iv) use any Car in unit train service or other designated high mileage usage unless the applicable Schedule provides otherwise; (v) permit any Car to be loaded with any hazardous material, hazardous commodity, hazardous waste or hazardous substance.

              C. Lessee agrees to indemnify Lessor and shall, on demand, promptly reimburse Lessor on an After-
Tax Basis for any costs, duties, loss of depreciation, penalties and interest suffered by Lessor due to use of any Car outside the United States. This obligation survives the expiration or earlier termination of any Schedule and this Agreement.

              D. This Agreement shall be binding upon
and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, THAT LESSEE MAY NOT WITHOUT THE PRIOR WRITTEN
CONSENT OF LESSOR PLEDGE OR ASSIGN THIS AGREEMENT OR
ANY OF ITS RIGHTS OR OBLIGATIONS HEREUNDER OR SUBLEASE
OR ASSIGN ANY CARS TO ANY PARTY. Any purported assignment or sublease in violation hereof shall be void.

              E. In the event the U.S. Department of
Transportation, or any other governmental agency or non-governmental organization having jurisdiction over the operation, safety or use of railroad equipment, requires that Lessor add, modify or in any manner adjust the Cars subject to this Agreement in order to qualify them for operation in railroad interchange, Lessee agrees to pay an additional monthly charge of $2.00 per Car for each $100 expended by Lessor on such Car, or such other monthly charge in lieu thereof, as may be provided for Modifications in any Schedule hereto, in any case effective as of the date the Car is released from the shop after application of such additions, modifications or adjustments (hereinafter the "Modifications"). No rental credits will be issued on Cars entering the shop for any Modifications provided Cars are returned to service within 15 days after entering the shop.

          10. DEFAULT; REMEDIES.

              If Lessee fails to pay when due any rent or other amount required to be paid by this Agreement or to perform any of its other obligations under this Agreement, and such default is not cured within thirty
(30) days after notification of such default, or if a petition in bankruptcy or for reorganization or similar proceeding is filed by or against Lessee, then Lessor may exercise any one or more of the following remedies and any additional rights and remedies permitted by law
(none of which shall be exclusive) and shall be entitled to recover all its costs and expenses including attorneys' fees in enforcing its rights and remedies:

              A. Terminate this Agreement and recover
damages; and/or

              B. Proceed by any lawful means to enforce performance by Lessee of this Agreement; and/or

              C. By notice in writing to Lessee,
terminate Lessee's right to possession and use of the Cars, whereupon all right and interest of Lessee in such Cars shall terminate; thereupon Lessee shall at its expense promptly return such Cars to Lessor at such place as Lessor shall designate and in the condition required as provided in Section 11 of this Agreement;
or if Lessee does not so promptly return the Cars on demand. Lessor may enter upon any premises where to Cars may be located and take possession of such Cars free from any right of Lessee; and/or

               D. Proceed to recover from Lessee any
and all amounts which under the terms of this Agreement may be then due or which may have accrued prior to the date of termination and also to recover forthwith from Lessee (a) as representing actual loss incurred by Lessor, damages for loss of the bargain and not as a penalty, a sum, with respect to each Car which represents the then present value of all rent for such Car which would otherwise have accrued hereunder from the date of such termination to the end of the Lease
Term of this Agreement as to such Unit, such present value to be computed in each case on the basis of a six percent (6%) per annum discount, compounded annually from the respective dates upon which rents would have been payable hereunder had this Agreement not been terminated and (b) any damages and expenses, in addition thereto which Lessor shall have sustained by reason of the breach of any covenant or covenants of this Agreement.

               E. Lease, sell or otherwise dispose of
the Cars to such persons, at such price, rental or other consideration and for such period as Lessor shall elect. Lessor shall apply the proceeds from such leasing, sale or other disposition, less all costs and expenses incurred in the recovery, repair, storage, renting, sale or disposition of such Cars (including costs and expenses in connection with any bankruptcy proceeding involving Lessee and/or the Cars, including relief from stay motions, cash collateral disputes, assumption/rejection motions and disputes concerning any proposed disclosure statement and plan during any such bankruptcy proceeding) toward the payment of Lessee's obligations hereunder. Lessee shall remain liable for any deficiency.

               F. Lessor's failure to exercise or delay in exercising any right, power or remedy available to Lessor shall not constitute a waiver or otherwise affect or impair its rights to the future exercise of any such right, power or remedy.

          11. EXPIRATION OR OTHER TERMINATION

               A. Return of Cars.  Upon the expiration
or earlier termination of this Agreement with respect to any Car, Lessee, at its sole expense, shall return such Car to Lessor as provided in the Schedule, subject to Sections 11B and 11C.

               B. Condition Upon Return. Lessee, shall return each such Car to Lessor (i) in interchange condition in accordance with Interchange Rules and FRA rules and regulations in effect on the date the Cars are returned to Lessor and free of AAR Interchange Rule
95 damage; (ii) empty and free from all accumulations or deposits from commodities transported in or on it while in the service of Lessee; (iii) suitable for loading the commodities allowed in the applicable
Schedule; (iv) with respect to the specific parts or equipment specified in Section 7 of the applicable
Schedule, in as good condition, order and repair as when delivered to Lessee, normal wear and tear excepted. In addition, Lessee shall have removed all existing company logos of Lessee, and shall comply with the provisions of each applicable Section of each Schedule.

               C. Inspection.  Lessor may inspect any
Car which is returned to it for up to fifteen (15) days after return in accordance with Section 11A hereof.
Lessor shall give advance notice to Lessee of inspection date and time and provide Lessee with a written report of the results of Lessor's inspection.
Lessee shall be entitled to participate in any such inspection, provided that Lessee shall not interfere with the conduct of such inspection. Unless Lessee shall notify Lessor within 7 days of Lessor's inspection of any Car then Lessee shall be deemed to be in agreement with the results of Lessor's inspection.
Lessee agrees to pay Lessor within 30 days of receipt of an invoice for Maintenance or cleaning for which Lessee is responsible.

          12. LIABILITY ARISING OUT OF USE AND
OPERATION OF CARS.

               Lessee agrees to defend, indemnify and
hold its affiliates, and their respective agents, directors, officers, employees, successors and assigns harmless from and against any claim (including without limitation relating to environmental matters) of whatsoever nature and regardless of the cause thereof arising out of this Agreement or in connection with or resulting from the deliver, possession, ownership, leasing, condition, use, loss of use, maintenance, return or operation of the Cars during the Lease Term or arising out of Lessee's default hereunder, excepting, however, any claim which accrues with respect to any of the Cars (i) while such Car is in a repair shop undergoing repairs, that are not necessitated by Lessee's acts or omissions or any breach by Lessee of its obligations hereunder, or that otherwise the responsibility of Lessee hereunder, or
(ii) to the extent attributable to the gross negligence or willful misconduct of Lessor, its agents or employees. The indemnities set forth in this Section
12 shall survive the expiration or other termination of this Agreement.

          13. DISCLAIMER OF WARRANTIES.

               LESSOR'S OBLIGATIONS WITH RESPECT TO THE
CARS ARE EXPRESSLY LIMITED TO THOSE SET FORTH IN THIS
AGREEMENT, AND LESSOR MAKES NO OTHER WARRANTIES OF ANY
KIND, EXPRESS OR IMPLIED.  LESSOR MAKES NO WARRANTY OF
MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR
OTHERWISE, NOR SHALL LESSOR HAVE ANY LIABILITY FOR ANY
CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR
IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH
ANY CAR.  LESSEE SHALL BE SOLELY RESPONSIBLE FOR
DETERMINING THAT THE SPECIFICATIONS AND DESIGN OF ANY
CAR ARE APPROPRIATE FOR THE COMMODITIES LOADED THEREIN.

          14. MISCELLANEOUS.

               A. Financial Reports.  Lessee shall
promptly furnish to Lessor the annual report or audited financial statements of Lessee and its parent company not more than 120 days after the end of its fiscal year and any other financial information with respect to Lessee and its parent company as Lessor may reasonably request from time to time.

               B. Assignment.  All rights and
obligations of Lessor under this Agreement and any Schedule and Lessor's interest in the Cars subject to such Schedule and in the rent and other amounts payable with respect thereto may be assigned, pledged or transferred in whole, without notice to or consent by Lessee, and Lessee's rights hereunder are and shall at all times be subject and subordinate to any and all rights of any assignee, mortgagee or security holder, and pledge or transfer, and Lessee agrees that any such assignee, transferee or pledgee shall be entitled to all the privileges, powers and immunities of Lessor.
If requested, Lessee shall evidence its consent to the foregoing by executing a consent and agreement in form and substance satisfactory to Lessor and its assignee, pledgee or transferee. However, no consent by Lessee is required to any transfer, pledge or assignment.

               C. Further Assurances.  Both parties
agree to execute the documents contemplated by this transaction and such other documents as may be required in furtherance of any financing agreement entered into by Lessor or its assignees in connection with the acquisition, financing or use of the Cars.

               D. Recording.  Lessee shall sign a
Memorandum of this Agreement in form and substance satisfactory to Lessor for filing and recordation with the STB in accordance with 49 U.S.C. 11301.

               E. No Waiver.  No delay, waiver,
indulgence or partial exercise by either party of any right, power, or remedy shall preclude any further exercise thereof or the exercise of any additional right, power or remedy.

               F. Notices.  Any notices required or
permitted to be given hereunder shall be deemed given when sent by telecopy, by overnight mail using a nationally recognized overnight courier or deposited in United States mail, registered or certified, postage prepaid, addressed to:

     Lessor:

     THE CIT GROUP/EQUIPMENT FINANCING, INC.
     1211 Avenue of the Americas, 20th Floor
     New York, New York  10036
     Attn:  Senior Vice President - Rail Group
Documentaion
     Telecopier No. (212) 536-9397

     Lessee:  as designated in each Schedule.

     or to such addresses as Lessor may from time to time designate.

               F. Intentionally omitted.

               H. Severability.  Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               I. Entire Agreement. This Agreement and all other documents, instruments, certificates and agreements executed and delivered pursuant hereto to which either Lessor or Lessee is a party constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes and replaces any prior or contradictory representations, warranties or agreements by Lessor and Lessee.

               J. RESTRICTIONS ON ASSIGNABILITY BY
LESSEE.  Lessee has reviewed the provisions of Section
9D of the Agreement prohibiting or restricting the assignment or other transfer of its interests in the Agreement or the Equipment leased to it and is bound by such provisions as set forth in the Agreement. Lessee agrees that said provisions are made "conspicuous" by this paragraph.

               K. Counterparts.  This Agreement may be
executed in any number of counterparts, and such counterparts together shall constitute one contract.

               L. Quiet Enjoyment.  Provided Lessee
shall not be in default hereunder and conditioned upon Lessee performing all of the terms, conditions and covenants of this Agreement, Lessor will not disturb
Lessee's peaceable and quiet possession and use of the Cars during the terms of this Agreement.

               M. Applicable Law.  The terms of this
agreement and all rights and obligations hereunder shall be governed by the laws of the state of New York without regard to New York's choice of law doctrine.

               N. Waiver of Trial by Jury.  LESSEE AND
LESSOR AGREE AND STIPULATE THAT A FAIR TRIAL MAY BE HAD
BEFORE A STATE OR FEDERAL JUDGE BY MEANS OF A BENCH
TRIAL WITHOUT A JURY.  IN VIEW OF THIS FOREGOING, AND
AS A SPECIFICALLY NEGOTIATED PROVISION OF THIS
AGREEMENT, LESSEE AND LESSOR HEREBY EXPRESSLY WAIVE ANY
RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR
CAUSE OF ACTION ARISING UNDER THIS AGREEMENT, OR THE
TRANSACTIONS RELATED HERETO, WHETHER NOW EXISTING OR
HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR
TORT OR OTHERWISE; AND LESSEE AND LESSOR HEREBY AGREE
AND CONSENT THAT EITHER PARTY MAY FILE AN ORIGINAL
COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS
WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO
TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

               Each party, pursuant to due corporate
authority, has caused this Agreement to be executed by its authorized officer or other employee, and each of the undersigned declares under penalty of perjury that he or she holds the title indicated below, that the execution of this Agreement was the free act and deed of the corporation, the foregoing is true and correct and that this Agreement was executed on the date indicated below, and that this Agreement is a legal, valid and binding obligation of each party.


THE CIT GROUP/EQUIPMENT FINANCING, INC.
Lessor
By:/s/Jospeh Mankowich
Title: Vice President
Date: 22 May 01

KANSAS CITY POWER AND LIGHT COMPANY
Lessee
By:/s/Frank L. Branca
Title: VP
Date: May 2, 2001

Reviewed By Counsel
/s/William H. Koegel

     RIDER A TO MASTER RAILCAR LEASE
          Dated as of May 2, 2001
               by between
THE CIT GROUP/EQUIPMENT FINANCING, INC., as Lessor and
KANSAS CITY POWER AND LIGHT COMPANY, as Lessee

     "AAR" shall mean the Association of American
Railroads.
     "Agreement" shall mean this Master Railcar Lease, as it may be amended, modified or supplemented together with all Schedules and Riders.
     "After-Tax Basis" shall mean an amount equal to the sum of (i) the amount of the tax to be paid plus
(ii) the amount of all taxes, fees and other governmental charges payable by the payee with respect to the receipt or accrual of the amounts described in items (i) and (ii) of this sentence, calculated based on the assumption that the payee is subject to United
States Federal income tax at the highest marginal statutory rate applicable to corporations at the time the indemnity is paid or accrued and is subject to United States state and local and (if applicable) foreign income taxes at the actual rates applicable to the payee as certified by an officer of the payee.
     "Delivery Location" location designated on each applicable Schedule.
     "FRA" shall mean the Federal Railroad
Administration.
     "Interchange Condition" shall mean with respect to any Car, the performance standards and criteria for the condition of such Car and its maintenance and repair of such Car as set forth in the Interchange Rules.
     "Interchange Rules" mean collectively the Field
Manual of the AAR Rules of Interchange and the Office
Manual of the AAR Rules of Interchange adopted by the AAR Mechanical Division, Operations, and Maintenance
Department, as the same may from time to time be amended, modified or supplemented. References herein to the Interchange Rules provide performance standards and criteria for the condition of the Cars and their maintenance and repair. However, as between Lessor and Lessee, this Agreement, not the Interchange Rules, governs who is responsible for performing Maintenance.
     "Maintenance" shall mean all repairs, servicing, maintenance, replacement or furnishing of parts, mechanisms and devices as are needed to keep any Car in good condition and working order and repair, suitable for loading of the commodities listed in the applicable
Schedule and in accordance with the Interchange Rules, the FRA rules and the applicable rules of any other applicable regulatory body having jurisdiction over the Cars.
     "Property Tax" means any annually recurring tax on personal property that is imposed on the owner of the Cars by any government or other taxing authority within the United States of America, is calculated by reference to the value of the personal-property subject to the tax and attributable to any or all of the Cars
(whether called an "ad valorem property tax", a "railcar tax", a "mileage tax" or otherwise) plus any and all fines, penalties, additions to tax and/or interest relating thereto.
     "Schedule" means any schedule signed by both
Lessor and Lessee pursuant to this Agreement, as the same may from time to time be amended, modified, supplemented or extended.
     "Settlement Value" with respect to each Car shall mean the value set forth as the Settlement Value" in each Schedule.
     "STB" shall mean the Surfact Transportation Board.

                    SCHEDULE NO.01

                This Schedule No.01 to that certain
Master Railcar Lease (hereinafter as the same may from time to time be amended, modified or supplemented referred to as the "Agreement") dated as of May 2, 2001 between THE CIT GROUP/EQUIPMENT FINANCING, INC
("Lessor") and KANSAS CITY POWER AND LIGHT COMPANY
("Lessee")is made as of May 2, 2001.

                Lessor and Lessee agree as follows.

                 1.    Capitalized Terms.  All
capitalized terms defined in the Agreement shall have the meanings defined therein when used in this Schedule
No.01 except that the term "Cars" as used herein shall only refer to the equipment described in this Schedule unless otherwise indicated.

                 2.    Cars Leased. Lessor hereby
leases the following cars to Lessee subject to the terms and conditions of the Agreement and this Schedule.

Quantity  Equipment Description    Reporting Marks and
                                   Numbers
  125     4480 C.F. aluminum coal  See Schedule A
          gondolas                 attached.

                 3.    Acceptance. Lessee shall inspect
each Car promptly when delivered to Lessee at a Delivery Location. Failure to report that any Car is not in Interchange Condition within the earlier of seven (7) days of such Car's delivery to Lessee or the date of loading of such Car by Lessee or at Lessees direction, (such period being referred to as the "7 Day
Acceptance Period") shall constitute acceptance by Lessee of such Car, and shall be conclusive evidence that such Car (a) is fit and in suitable condition for transporting the commodities then and thereafter loaded in such Car,(b) meets all of Lessee's requirements for the Car and (c) is accepted by Lessee for all purposes of the Agreement.

                 4.    Lease Commencement Date. May
1,2001

                 5.    Expiration Date. April 30,2004

                 6.    Commodities to be carried.
Lessee will use the Cars in unit train high mileage service for carrying only coal.

                 7.    Lessee Maintenance Items.
Notwithstanding anything to the contrary contained herein, Lessee shall, at its expense, repair damage to any of the Cars, normal wear and tear excepted.

                 8.    Remarking Responsibility. Not
applicable. Cars will bear CEFX marks.

                 9.    Delivery Location. BNSF or UP
point between PRB and KCMO.

                 10.   Rent Lessee shall pay Lessor a
fixed rent of $310.00 per Car per month, payable in advance. Rent payable for any period which is less than a full month shall be prorated. Rent shall commence upon arrival of the last Car to the Delivery Location
("Rent Commencement Date").

                (b) Additional Mileage Rental. In the
event any Car travels more than 100,000 miles in any calendar year, Lessee shall pay Lessor $0.025 per mile for each mile over 100,000 miles traveled by such Car.
Any Cars covered by this Lease during only a portion of the calendar year shall be measured on a prorated basis for the calculation of amounts due Lessor.

            11. Settlement Value. The amount payable to the owner of a Car under Interchange Rule 107.

          12. Return Provisions. Upon the expiration of this Agreement, Lessee shall return the Cars to a mutually agreed upon location on the UP or BNSF railroads between the PRB and KCMO. Cars will be returned empty and free of product in or on the Cars and in interchange condition per the then current AAR and FRA regulations.

         13.   Lessee Notice.     Kansas City Power And
Light Company
              1201 Walnut Street
              P.O. Box 418679
              Kansas City, MO 64141-9679
              Attention: Charles Buckley
              Telecopier No.: (816) 556-2047
              Telephone No.: (816) 556-2889

         14.   Special Conditions.

              a)  AAR Circular OT-5. Whenever approval
of the originating line haul carrier is required in order that Cars may be placed in service pursuant to the AAR Circular OT-5 and any revisions or successors thereto, Lessee shall obtain such approval, and this Agreement shall continue in full force and effect notwithstanding any withdrawal or modifications of such approval or failure to obtain such approval

              b)  Transportation Expense.
Transportation Expense to the Delivery Location shall be for Lessor's account.

              Each party, pursuant to due corporate
authority, has caused this Schedule No. 0l to be
executed by its authorized officer or other employee,
and each of the undersigned declares under penalty of
perjury that he or she holds the title indicated below,
that the execution of this Schedule No.01 was the free
act of the corporation, the foregoing is true and
correct and that this Schedule No.01 was executed on
the date indicated below.
THE CIT GROUP/EQUIPMENT FINANCING, INC.
Lessor
By:/s/Joseph Mankowich
Title: Vice President
Date: 22 May 01

KANSAS CITY POWER AND LIGHT COMPANY
Lessee
By:/s/Frank L. Branca
Title: VP
Date: May 2, 2001

Review By Counsel
/s/William H. Koegel

AMENDMENT NO.1 TO SCHEDULE NO.01 TO MASTER RAILCAR
LEASE BETWEEN THE CIT GROUP/EQUIPMENT FINANCING, INC.
AND KANSAS CITY POWER AND LIGHT COMPANY


              This Amendment No. 1 ("Amendment"), dated as of April 25, 2002, modifies and amends Schedule
No.01 made as of May 2, 2001 (as amended, modified or supplemented, "Schedule No. 01") to the Master Railcar
Lease made as of May 2,2001 (as amended, modified or supplemented, the "Lease") between The CIT
Group/Equipment Financing, Inc. ("Lessor") and Kansas
City Power and Light Company ("Lessee") to correct, as of May 2,2001, an inaccuracy in the description of railcars leased under the Lease pursuant to Schedule
No. 01.

              WHEREAS pursuant to the Lease and
Schedule No.01 thereto, Lessee and Lessor confirm that Schedule No.01 covers 125 aluminum coal gondola railcars;

              WHEREAS Lessor and Lessee confirm that
the car marks and numbers in Schedule No.01 are amended as herein provided.

              NOW THEREFORE in consideration of the
foregoing, the mutual agreements, terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

              1.  The car marks and numbers originally
set forth in Schedule A to Schedule No.01 are hereby deleted and a revised Schedule A, attached hereto as Exhibit A ("Revised Schedule A"), shall be attached to
Schedule No. 01.

              2.  This Amendment shall be effective on
and as of May 2, 2001.

              3.  Except as expressly amended herein,
the Lease and Schedule No.01 shall continue in full force and effect and all references in Schedule No.01 to Schedule A shall mean Revised Schedule A.

              4.  The terms of this Amendment and all
rights and obligations hereunder shall be governed by the laws of the state of New York without regard to New
York's choice of law doctrine.

              5.  This Amendment may be executed in any
number of counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.



              IN WITNESS WHEREOF, the parties hereto
have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.


THE CIT GROUP/EQUIPMENT FINANCING, NC.



By:/s/Stephen Z. Serepca
Name:  Stephen Z. Serepca
Title:  SR. VP


KANSAS CITY POWER AND LIGHT COMPANY



By:/s/F. L. Branca
Name:     Frank L. Branca
Title:  President, KCPL Power



Review By Counsel
/s/William H. Koegel

         STATE OF NEW YORK )
                           )ss:
         COUNTY OF NEW YORK)


                   On this 25th day of April, 2002,
before me a Notary Public in and for said County and State, personally appeared Stephen Serepca SVP of The
CIT Group/Equipment Financing, Inc., who acknowledged herself/himself to be a duly authorized officer of said corporation, and that, as such officer, being authorized to do so, s/he executed the foregoing instrument for the purposes therein contained.

                   IN WITNESS WHEREOF, I have hereunto
set my hand and official seal on the date above mentioned.



/s/Barbara Garnder
Notary Public


BARBARA GARNER
Notary Public, State of New York
No. 01GA5065133
Qualified In Nassau County
Certificate Filed in New York County
Commission Expires Sept 3, 2002










           STATE OF MISSOURI  )
                              )ss:
           COUNTY OF JACKSON  )





      On this 25 day of April, 2002, before me, a Notary Public in and for said County and State, personally appeared Frank L. Branca, a President of Kansas City Power and Light Company, who acknowledged herself/himself to be a duly authorized officer of said corporation, and that, as such officer, being authorized to do so, s/he executed the foregoing instrument for the purposes therein contained.

      IN WITNESS WHEREOF, I have hereunto set my hand and official seal on the date above mentioned.




/s/Darlene Burgoon
Notary Public